UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 17, 2014
(Date of earliest event reported)
HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)
(616) 654-3000
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 17, 2014, Herman Miller, Inc. (the "Company") entered into an agreement to acquire a majority of the outstanding equity of Design Within Reach, Inc. ("DWR”), a Stamford, Connecticut-based, leading North American marketer and seller of modern furniture, lighting and accessories primarily serving consumers and design trade professionals. The Company will acquire an ownership interest in DWR equal to approximately 84%, for an estimated $154 million in cash, subject to adjustment for net debt, changes in working capital, and other post-closing items. As a result of the transaction, the Company estimates it will receive future tax benefits with a present value of approximately $10 million. DWR’s current Chief Executive Officer (John Edelman) and President (John McPhee) will together continue to lead the business within Herman Miller. Following this transaction, these executives will convert their remaining ownership interest in DWR for an approximate 8.5% ownership stake within a newly formed Herman Miller consumer business unit.

The purchase price will be funded using a combination of existing cash and borrowings against the company’s available unsecured revolving credit facility. The Company anticipates the closing of the acquisition, which remains subject to regulatory approval or expiration of applicable waiting periods, will occur on or about July 28, 2014.

The Company issued a press release on July 17, 2014, announcing the execution of the acquisition agreement. A copy of this press release is attached as Exhibit 99.1.

Item 7.01. Regulation FD Disclosure

Herman Miller will be hosting an analyst day and investor webcast on Thursday, July 31, 2014. This presentation will include comments from Brian Walker, Chief Executive Officer, and other members of the Herman Miller management team on the company’s strategy, including the acquisition of DWR. The presentation will also include a summary of the company’s updated three-year financial goals. The webcast presentation will begin at 10:30 a.m. Central time (11:30 a.m. Eastern). Additional details on this event can be found at the company’s Investor web page at www.hermanmiller.com/investors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 17, 2014	HERMAN MILLER, INC.
(Registrant)
	By:	/s/ Jeffrey M. Stutz Jeffrey M. Stutz
Treasurer and Chief Accounting Officer